                                                                     EXHIBIT 5.2




                         [LEWIS AND ROCA LLP LETTERHEAD]




February 28, 2000


Tarragon Realty Investors, Inc.
280 Park Avenue
East Building, 20th Floor
New York, New York  10017

         Re: Tarragon Realty Investors, Inc. - up to 2,000,000 shares of 10% Cumulative Preferred Stock, par value $0.01 per share

Ladies and Gentlemen:

         We have acted as special Nevada counsel for Tarragon Realty Investors, Inc., a Nevada corporation (the "Company" or "Tarragon") in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering an offer by the Company to exchange up to an aggregate of 2,000,000 shares of 10% Cumulative Preferred Stock for up to 2,000,000 shares of Common Stock of the Company that may be issued pursuant to the "Exchange Offer" described in the Registration Statement.

         As counsel rendering the opinions hereinafter expressed, we have been furnished with and examined the originals or copies certified or otherwise identified to our satisfaction of the following documents and have made no independent verification of the factual matters set forth in such documents:

         A.       Articles of Incorporation of the Company;

         B. Form of Certificate of Designation of Preferences and Relative Participating or Optional or Other Special Rights and Qualifications, Limitations or Restrictions thereof of 10% Cumulative Preferred Stock of Tarragon Realty Investors, Inc. (the "Certificate");

         C.       Bylaws of the Company;

                                                      February 28, 2000   Page 2


         D. Secretary's Certificate dated February 28, 2000, certifying to the matters stated therein; and

         E.       The Registration Statement and any and all exhibits thereto.

         In our examination, we have assumed that each Document will be duly completed (where blanks appear), duly executed and duly delivered, as may be required. We assume the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies. We assume the legal capacity of all natural persons who signed or who will sign Documents, or documents necessarily contemplated by the transactions related hereto. We assume that the Documents are the only material documents governing the transaction and the affairs of the Company in relation to the above-described transaction.

         We assume that any documents necessary to consummate the transactions contemplated by the Documents have been legally authorized by parties who have the power to do so, and have been properly executed and delivered by such parties. We further assume that the Documents are legal, valid, binding and enforceable obligations of any party other than the Company. We assume that the Documents have not been amended, modified, or rescinded in any manner whatsoever as of the date of this opinion letter. As to various question of fact, we have relied upon statements of the Company, various public officials and others. We have not independently verified any of the factual matters set forth in any certificate or other document provided to us in connection with this matter and upon which we may have relied.

         Based upon the foregoing, assuming that the Certificate is filed with the Secretary of State of Nevada as a certificate amendatory to the Articles of Incorporation of the Company and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that:

              1. Up to 2,000,000 shares of 10% Cumulative Preferred Stock will be duly and validly authorized and reserved for issuance and, when issued in the manner contemplated by the Registration Statement in accordance with the terms of the Exchange Offer, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof;

              2. Each share of Common Stock received by and accepted by the Company pursuant to the Exchange Offer will constitute, when a share of 10% Cumulative Preferred Stock is issued in exchange therefor, treasury stock of the Company which continues to be fully paid and nonassessable, with no personal liability attaching to the ownership thereof, but will no longer be deemed to be outstanding for purposes of

                                                      February 28, 2000   Page 3


         making any determination with respect to voting rights or the establishment of a quorum at meetings of stockholders.

         We are admitted to the bar of the State of Nevada. In rendering our opinions stated above, we have relied upon the applicable laws of the State of Nevada as those laws presently exist, and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We express no opinion as to the laws of any other jurisdiction, or of the interpretation of Nevada law by courts outside of the state of Nevada, or of the laws of the United States of America.

         The opinions expressed herein are effective as of the date hereof. We disclaim any responsibility to update this opinion at any time following the date hereof. No extensions of this opinion may be made by implication or otherwise. We express no opinion other than as expressly set forth herein. This opinion is solely for the benefit of the addressee and may be relied upon by Prager, Metzger & Kroemer PLLC with regard to the issuance of its opinion in this matter.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,


                                                     /s/ LEWIS AND ROCA LLP

                                                     LEWIS AND ROCA LLP